EXHIBIT 99.1

Hudson Technologies Reports record revenues for 2013

pearl river, ny – February 26, 2014 – Hudson Technologies, Inc. (NASDAQ: HDSN), announced results for the quarter and year ended December 31, 2013.

Revenues for the three months ended December 31, 2013 were down slightly to $4.8 million from $4.9 million in the comparable 2012 period. During the fourth quarter of 2013, the Company recorded a slightly higher sales volume from refrigerant sales offset by slightly lower services revenues when compared to the 2012 quarter. The reduction in services revenues was primarily related to timing as a few jobs started in the fourth quarter were completed early in the first quarter of 2014.

Net loss for the quarter was $1.5 million, or a loss of $0.06 per basic and diluted share, compared to net income of $3.0 million, or $0.12 per basic share and $0.11 per diluted share, for 2012. The difference between the net loss of 2013 compared to the net income in 2012 was primarily due to the Company’s recognition of a non-cash deferred tax benefit in 2012, which did not reoccur in 2013.

For the year ended December 31, 2013, revenues increased 4% to a record $58.6 million as compared to revenues of $56.4 million in 2012. During the third quarter of 2013, the Company recorded a lower-of-cost-or-market inventory adjustment (“LCM inventory adjustment”) of $14.7 million. This LCM inventory adjustment, which significantly increased our cost of sales, was due to an approximately 50% decline in R-22 pricing from March to September 2013 following the issuance of the EPA’s final rule in April 2013 which permitted higher than expected virgin R-22 allowances for 2013 and 2014. With the inclusion of the $14.7 million LCM inventory adjustment, Hudson’s operating loss was $8.5 million in 2013, as compared to operating income of $14.9 million in 2012. For the year ended December 31, 2013, the Company reported a net loss, including the LCM inventory adjustment, of $5.8 million, or a loss of $0.24 per basic and diluted share, as compared to net income of $12.8 million, or $0.54 per basic share and $0.49 per diluted share, in the comparable period of 2012. Excluding the $14.7 million LCM inventory adjustment, for the year ended December 31, 2013, as defined in the tables below, the Company achieved non-GAAP gross profit of $14.0 million and non-GAAP operating income of $6.2 million.

Kevin J. Zugibe, Chairman and Chief Executive Officer of Hudson Technologies commented, “Our Company encountered a turbulent pricing dynamic in 2013. We began the year with a record first quarter but were negatively impacted during the peak refrigerant sales season when R-22 prices declined 50% following the EPA’s issuance of its final rule for 2013 and 2014 allowances. The EPA’s April 2013 rule making, which unpredictably increased R-22 allowances for 2013 and 2014, unfavorably impacted Hudson’s business plans and those of many in our industry. However, despite the EPA’s actions, we were able to achieve modest growth in both revenues and volumes during the later part of the 2013 selling season, resulting in overall revenue gains for the year.

“As we previously reported, in December 2013 the EPA issued a proposed rule for R-22 allowances for the 2015 through 2019 time frame. Under the EPA’s preferred option expressed in the proposed rule, the 2015 allowances would be 30 million pounds, which would represent an approximate 40% reduction from the 2014 levels, and there would be annual straight-line reductions ending in zero allowances by 2020. The public comment period on this proposed rule ends in early March, and we look forward to the issuance of a final rule for the years 2015-2019 which we expect later this year. We continue to believe that as the R-22 phase-out progresses, the aftermarket demand for R-22 will exceed the total allowances and that reclaimed R-22 will be needed to bridge the supply and demand gap. We believe that R-22 prices will again increase and we are internally developing and testing additional proprietary technology to address the anticipated growth in reclamation. We continue to believe that market reliance on reclaimed R-22 will create a significant long- term opportunity for Hudson as one of the largest reclaimers in the U.S.”

Mr. Zugibe concluded, “The April 2013 EPA ruling was a setback for Hudson and for many in this industry, but our ability to focus on meeting the needs of our customers allowed our Company to navigate the changing pricing dynamics of our industry. With the straight-line step down approach included in the proposed rule, we believe we will return to the positive industry dynamics we experienced in 2012. We also remain optimistic that the EPA will be more aggressive in its final rule. Many industry leaders have urged the EPA to adopt a more aggressive five-year phase-out. In addition, there is strong support on Capitol Hill for the EPA to be more aggressive. Earlier this week, more than thirty-five members of Congress signed a letter to urge the EPA to adopt a faster phase down schedule. The group includes Senator Barbara Boxer, Chair of the Senate Environment and Public Works Committee and Henry Waxman, the lead Democrat on the House Energy and Commerce Committee.”

CONFERENCE CALL INFORMATION

The Company will host a conference call to discuss the fourth quarter and year end results today, February 26, 2014 at 5:00 P.M. Eastern Time.

To access the live webcast, log onto the Hudson Technologies website at www.hudsontech.com, and click on “Investor Relations”. To participate in the call by phone, dial (877) 407-9205 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8054.

A replay of the teleconference will be available until March 26, 2014 and may be accessed by dialing (877) 660-6853. International callers may dial (201) 612-7415. Callers should use conference ID: 13576886. A transcript of the call will be available on the Hudson Technologies website approximately 24 hours after its completion.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative solutions to recurring problems within the refrigeration industry. Hudson's proprietary RefrigerantSide® Services increase operating efficiency and energy savings, and remove moisture, oils and other contaminants frequently found in the refrigeration circuits of large comfort cooling and process refrigeration systems. Performed at a customer's site as an integral part of an effective scheduled maintenance program or in response to emergencies, RefrigerantSide® Services offer significant savings to customers due to their ability to be completed rapidly and at higher purity levels, and can be utilized while the customer's system continues to operate. In addition, the Company sells refrigerants and provides traditional reclamation services to the commercial and industrial air conditioning and refrigeration markets. For further information on Hudson, please visit the Company's web site at www.hudsontech.com.

Non-GAAP Financial Information

This press release contains certain non-GAAP financial measures.  Tables are provided at the end of this press release that reconcile the non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP).  These non-GAAP financial measures include non-GAAP gross profit margins, non-GAAP operating income (loss) and non-GAAP gross profit. The method the Company uses to produce non-GAAP financial measures is not computed according to GAAP and may differ from methods used by other companies.

To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company believes that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. These adjustments to the Company's GAAP results are made with the intent of providing both management and investors a more complete understanding of the Company's underlying operational results and performance. Management uses these non-GAAP measures to evaluate the Company's financial results. The presentation of additional information is not meant to be considered in isolation or as a substitute for or superior to gross margins, operating income (loss) or gross profit as determined in accordance with GAAP.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements.  Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the markets for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements which become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, risks associated with the Company’s joint ventures which include the ability of the parties to perform their obligations under the joint venture agreements, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the joint ventures may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, and other risks detailed in the Company's periodic reports filed with the Securities and Exchange Commission.  The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & COO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com

Hudson Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

(Amounts in thousands, except for share and per share amounts)

	Three month period ended December 31,		Year ended December 31,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(audited)
Revenues	$4,818	$4,869	$58,634	$56,447
Cost of sales	4,645	3,896	44,664	33,905
Lower of cost or market adjustment	0	0	14,700	0
Gross profit (loss)	173	973	(730)	22,542
Operating expenses:
Selling and marketing	635	821	3,032	2,748
General and administrative	1,756	1,673	4,723	4,914
Total operating expenses	2,391	2,494	7,755	7,662
Operating income (loss)	(2,218)	(1,521)	(8,485)	14,880
Other income (expense):
Interest expense	(246)	(153)	(933)	(693)
Interest income	0	0	0	9
Total other income (expense)	(246)	(153)	(933)	(684)
Income (loss) before income taxes	(2,464)	(1,674)	(9,418)	14,196
Income tax expense (benefit)	(933)	(4,638)	(3,576)	1,395
Net income (loss)	$(1,531)	$2,964	$(5,842)	$12,801
Net income (loss) per common share – Basic	$(0.06)	$0.12	$(0.24)	$0.54
Net income (loss) per common share - Diluted	$(0.06)	$0.11	$(0.24)	$0.49
Weighted average number of shares outstanding – Basic	25,070,386	24,062,285	24,826,101	23,906,706
Weighted average number of shares outstanding - Diluted	25,070,386	26,510,191	24,826,101	26,353,960

Hudson Technologies, Inc. and subsidiaries

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

($ in millions)

	Year ended December 31,
Gross profit (loss):	2013	2012
GAAP gross profit (loss)	$(0.7)	$22.5
Lower-of-cost-or-market adjustment	$14.7	$0.0
Non GAAP gross profit (1)	$14.0	$22.5
Non GAAP gross margin	24%	40%

(1)	Non-GAAP gross profit and non-GAAP gross margin are non-GAAP financial measures which represent gross profit (loss). The Company believes these are useful financial measures to more completely evaluate its operating results.

	Year ended December 31,
Operating income (loss):	2013	2012
GAAP operating income (loss)	$(8.5)	$14.9
Lower-of-cost-or-market adjustment	$14.7	$0.0
Non GAAP operating income (2)	$6.2	$14.9

(2)	Non-GAAP operating income is a non-GAAP financial measure which represents operating income (loss). The Company believes this is a useful financial measure to more completely evaluate its operating results.

Hudson Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except for share and par value amounts)

	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$669	$3,991
Trade accounts receivable - net	3,706	1,956
Inventories	33,967	40,167
Income taxes receivable	2,709	122
Deferred tax asset	207	234
Prepaid expenses and other current assets	608	554
Total current assets	41,866	47,024
Property, plant and equipment, less accumulated depreciation	4,536	4,765
Other assets	106	341
Deferred tax asset	5,363	3,888
Investments in affiliates	440	1,138
Intangible assets, less accumulated amortization	57	76
Total Assets	$52,368	$57,232
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$3,955	$6,219
Accrued payroll	289	661
Short-term debt and current maturities of long-term debt	15,367	12,736
Total current liabilities	19,611	19,616
Long-term debt, less current maturities	4,671	4,920
Total Liabilities	24,282	24,536
Commitments and contingencies
Preferred stock, shares authorized 5,000,000:Series A Convertible preferred stock, $0.01 par value ($100 liquidation preference value); shares authorized 150,000; none issued or outstanding	0	0
Common stock, $0.01 par value; shares authorized 50,000,000; issued and outstanding 25,070,386 and 24,124,625	251	241
Additional paid-in capital	44,944	43,722
Accumulated deficit	(17,109)	(11,267)
Total Stockholders' Equity	28,086	32,696
Total Liabilities and Stockholders' Equity	$52,368	$57,232